                                                                Exhibit (d)(20)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY

                       WAIVER OF MONTHLY DEDUCTION RIDER

Capitalized terms not defined in this   If We approve Your claim for a Benefit
Rider will have the same meaning given  under this Rider, We shall credit the
in the Policy.                          Policy's Accumulation Value with an
                                        amount equal to the Monthly Deductions
BENEFIT                                 taken after the first of the benefit
We agree to waive the Monthly           month on or following the date the
Guarantee Premium for the Policy        Insured's Total Disability began
during the Monthly Guarantee Premium    through the date of approval of the
Period shown on the Policy Schedule     claim, and the Accumulation Value will
and the Monthly Deduction and Expense   be adjusted accordingly.
Charge for Increasing Specified
Amount, if any, during subsequent       If Total Disability begins during the
years after We receive due proof that   Grace Period and while Your claim for
Total Disability of the Insured:        a Benefit under this Rider is pending
                                        with Us, and if there is not enough
    (a)  has existed continuously for   Cash Value to make all required
         at least six months; and       Monthly Deductions, We must receive an
                                        amount sufficient to make Monthly
    (b)  began on or after the          Deductions prior to the date Total
         Insured's fifth birthday; and  Disability began before We may approve a claim under this Rider.
    (c)  began while this Rider was in
         force; and                     AGE
                                        Age means the Insured's age on the
    (d)  after We approve Your written  Insured's nearest birthday. "Age 60"
         notice of claim.               means the Policy anniversary nearest
                                        the Insured's 60th birthday.
If Total Disability begins before the
Insured's Age 60, We will provide       Attained Age means the Insured's Age
benefits under this Rider while Total   on the Effective Date plus the number
Disability continues.                   of full years from the Effective Date.

If Total Disability begins on or after  EFFECTIVE DATE
the Insured's Age 60, We will provide   The Effective Date of this Rider is
benefits under this Rider while Total   the Date of Issue, unless a later
Disability continues and until the      Effective Date for this Rider is shown
later of:                               on the Policy Schedule.

    (a)  the Termination Date shown     TOTAL DISABILITY
         for this Rider on the Policy   Total Disability means complete
         Schedule; or                   inability, because of accidental
                                        bodily injury or sickness, to engage
    (b)  one year after the Total       in any gainful occupation. Occupation
         Disability began.              means the Insured's regular occupation
                                        during the first 24 months of Total
However, no Benefit will be provided    Disability. After that time occupation
for the first six months of Total       means any occupation for which the
Disability.                             Insured is reasonably suited by
                                        education, training or experience.
While Your claim for a Benefit under    Being a homemaker or student is
this Rider is pending with Us, the      considered engaging in a gainful
Monthly Guarantee Premium for the       occupation.
Policy during the Monthly Guarantee
Premium Period and the Monthly
Deduction and Expense Charge for
Increasing Specified Amount, if any,
shall continue when due as provided in
the Policy.

ICC14-14002                         Page 1

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We will also consider the following     PROOF OF TOTAL DISABILITY
losses to be Total Disability:          Proof of Total Disability should be
                                        furnished with the written notice of
    (a)  the complete and               claim or as soon thereafter as
         irrecoverable loss of the      reasonably possible. Upon Your
         sight of both eyes; or         request, We will supply forms for
                                        furnishing proof.
    (b)  the complete loss by
         severance at or above the      During the first two years after We
         wrist or ankle joint of both   approve Your claim, We can, at
         hands, both feet or one hand   reasonable intervals but not more
         and one foot.                  frequently than once every 30 days,
                                        require proof that Total Disability
EXCLUSIONS AND LIMITATIONS              continues. After Total Disability has
This benefit will not be provided if    continued for two years, We will not
Total Disability results from:          require proof more often than once a
                                        year.
    (a)  any attempt at suicide, or
         intentional self-inflicted     We can require physical examination of
         injury, while sane or insane;  the Insured by Our medical
         or                             representatives at Our expense as part
                                        of any proof of Total Disability. We
    (b)  committing or attempting to    will not provide this Benefit if proof
         commit a felony; or            is not furnished as required.

    (c)  participation in a riot,       COST OF INSURANCE
         insurrection or terrorist      The Monthly Cost of Insurance for this
         activity.                      Rider on a Deduction Date is:

This Benefit will not be provided if        (a)  the Monthly Premium per
Total Disability occurs before the               $1,000 of Net Amount of Risk
Insured's fifth birthday.                        for this Rider, multiplied by,

This Benefit will not be provided for       (b)  the result of the Death
any Monthly Guarantee Premium or                 Benefit Amount for the Policy
Monthly Deduction if its due date is             at the beginning of the
more than one year prior to the date             Policy month divided by 1.00
We receive written notice of claim.              plus the Guaranteed Interest
                                                 Rate shown on the Policy
You cannot change the Specified Amount           Schedule, less
of the Policy or make unscheduled
additional premium payments under the       (c)  the Accumulation Value of the
Policy while this Benefit is being               Policy at the beginning of
provided.                                        the Policy month,

WRITTEN NOTICE OF CLAIM                     (d)  divided by 1,000.
We must receive written notice of
claim:                                  We will deduct the Monthly Cost of
                                        Insurance from the Accumulation Value
    (a)  while Total Disability         of the Policy on each monthly
         continues; and                 Deduction Day while this Rider is in
                                        force.
    (b)  while the Insured is alive.
                                        TERMINATION
We will not reject a claim because      This Rider will terminate upon the
notice was not given within these       earliest of the following:
times if You show that notice was
given as soon as reasonably possible.       (a)  the Termination Date shown
                                                 for this Rider on the Policy
                                                 Schedule; or

                                            (b)  the monthly Deduction Day or
                                                 premium due date next
                                                 following Our receipt of a
                                                 written request from You to
                                                 terminate Your coverage under
                                                 this Rider; or

ICC14-14002                         Page 2

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    (c)  the Termination Date of the    GENERAL
         Policy; or                     This Rider is a part of the Policy to
                                        which it is attached. Its benefits are
    (d)  the date the Policy lapses.    subject to all the terms of this Rider
                                        and the Policy. This Rider has no Cash
A claim based on Total Disability that  or Loan Value.
began before termination of this Rider
will not be affected by the
termination.

The Benefits provided under this Rider will not reduce any amount that We would otherwise pay.

                                          KEVIN HOGAN
                                           President

(C) American International Group, Inc. All Rights Reserved.

ICC14-14002                         Page 3

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                       WAIVER OF MONTHLY DEDUCTION RIDER
               MONTHLY PREMIUMS PER $1,000 OF NET AMOUNT OF RISK

                                         MONTHLY RATE
            -----------------------------------------------------------------------
                     MALE                     FEMALE                    UNISEX
            -----------------------   -----------------------   -----------------------
 ATTAINED                    NO                        NO                        NO
   AGE       TOBACCO      TOBACCO      TOBACCO      TOBACCO      TOBACCO      TOBACCO
----------  ----------   ----------   ----------   ----------   ----------   ----------
   0-31       $0.02        $0.02        $0.02        $0.02        $0.02        $0.02
    32         0.02         0.02         0.03         0.02         0.03         0.02
    33         0.02         0.02         0.03         0.02         0.03         0.02
    34         0.03         0.02         0.03         0.03         0.03         0.03
    35         0.03         0.02         0.03         0.03         0.03         0.03
    36         0.03         0.02         0.03         0.03         0.03         0.03
    37         0.03         0.03         0.03         0.03         0.03         0.03
    38         0.03         0.03         0.03         0.03         0.03         0.03
    39         0.03         0.03         0.04         0.03         0.04         0.03
    40         0.04         0.03         0.04         0.03         0.04         0.03
    41         0.04         0.03         0.05         0.04         0.05         0.04
    42         0.05         0.03         0.05         0.04         0.05         0.04
    43         0.05         0.04         0.06         0.05         0.06         0.05
    44         0.06         0.04         0.06         0.05         0.06         0.05
    45         0.07         0.05         0.07         0.06         0.07         0.06
    46         0.08         0.05         0.08         0.07         0.08         0.07
    47         0.09         0.07         0.09         0.08         0.09         0.08
    48         0.11         0.08         0.11         0.09         0.11         0.09
    49         0.14         0.09         0.14         0.11         0.14         0.11
    50         0.17         0.12         0.16         0.13         0.16         0.13
    51         0.21         0.14         0.20         0.16         0.20         0.16
    52         0.27         0.18         0.25         0.20         0.25         0.20
    53         0.34         0.22         0.31         0.25         0.31         0.25
    54         0.42         0.27         0.38         0.30         0.38         0.30
    55         0.51         0.33         0.46         0.36         0.46         0.36
    56         0.52         0.34         0.46         0.37         0.46         0.37
    57         0.51         0.33         0.45         0.35         0.46         0.35
    58         0.49         0.31         0.42         0.32         0.45         0.32
    59         0.44         0.28         0.37         0.28         0.42         0.28
    60         0.34         0.21         0.28         0.21         0.37         0.21
    61         0.34         0.21         0.28         0.21         0.28         0.21
    62         0.33         0.21         0.28         0.21         0.28         0.21
    63         0.31         0.20         0.26         0.19         0.26         0.19
    64         0.25         0.16         0.21         0.15         0.21         0.15

ICC14-14002                         Page 4